Exhibit 10.1

EQUITY PURCHASE AGREEMENT

This Equity Purchase Agreement (the “Agreement”) is entered into as of July 31, 2025 by and among SpringBig Holdings, Inc., a Delaware corporation (“Buyer”), VICE CRM, LLC, a Massachusetts limited liability company (the “Company”), Jaret Christopher (“Jaret”), David Schachter, and Luis Aristides Diaz Madrid (together with Jaret, each an “Owner” and collectively the “Owners” or the “Seller”) (Company, Buyer, and Owners are collectively referred to herein as the “Parties”).

The Company operates an AI-powered customer relationship management, compliance, and marketing platform designed for dispensary owners in the alcohol and cannabis industry (the “Business”);

In connection with the arrangements separately contemplated from this Agreement, Jaret serves and shall continue to serve as Chief Executive Officer and a Director of Buyer; and

Seller has determined that it is advisable and in its best interest to sell all of the Company’s membership interests to Buyer (the “Purchased Equity”) in consideration of the covenants, agreements, and purchase price hereinafter provided, on the terms and subject to the conditions of this Agreement, and Buyer has determined it to be in its best interest to purchase such interests for said consideration, covenants, and agreements on such terms and subject to such conditions.

In consideration of the agreements, covenants, representations, and warranties contained in this Agreement, it is mutually agreed as follows:

ARTICLE 1 - PURCHASE AND SALE

1.01 Agreement to Sell and Purchase. Subject to the terms and conditions hereof, on the date hereof (the “Closing Date”), Seller shall sell to Buyer, and Buyer shall purchase from Seller the Purchased Equity, free and clear of all Encumbrances, other than restrictions on transfer arising under applicable state or federal securities Laws, for the consideration specified in Section 2.01.

ARTICLE 2 - PURCHASE PRICE

2.01 Purchase Price. As contemplated in that certain Offer Letter by and between the Buyer and Jaret, dated March 13, 2025 (the “Jaret Offer Letter”) the purchase price for the Purchased Equity shall be 2,383,126 shares (the “Shares”) of the Buyer’s common stock (the “Purchase Price” ), of which, 1,191,563 shares shall be delivered from Buyer to Seller at Closing, allocated to each Owner in accordance with their proportionate share of the Purchased Equity, which for the avoidance of doubt shall be set forth on Exhibit A. (such amount, the “Closing Date Payment”). The remaining 1,191,563 shares of the Buyer’s common stock not included in the Closing Date Payment shall be delivered pursuant to Section 2.02 herein.

2.02 Holdback. At Closing, Buyer shall deduct and hold back from the Purchase Price an amount equal to 1,191,563 shares of the Buyer’s common stock, allocated as set forth in Exhibit A (the “Holdback Shares”), which shall be applied towards satisfaction of any indemnification obligations of the Seller and Owners hereunder. As contemplated in the Jaret Offer Letter, after 12 months of continuous employment by Jaret with Buyer following the Closing Date (the “Determination Date”), Buyer shall issue to Seller, the Holdback Shares less the sum of (i) the amount of any claims paid to Buyer therefrom divided by the price per share of the Buyer’s common stock on the Determination Date and (ii) in the event any claims are outstanding as of the first anniversary of the Closing, the amount of any outstanding claims divided by the price per share of the Buyer’s common stock on the Determination Date, and any remaining funds constituting the Holdback Shares, if any, shall be paid only upon final resolutions of such claims. If Jaret does not serve 12 months of continuous service following the Closing Date, then Buyer shall not be obligated to issue any of the Holdback Shares.

2.03 Withholding. The Buyer and any other applicable withholding agent will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement any withholding taxes or other amounts required under the Internal Revenue Code or any applicable law to be deducted and withheld. To the extent any such amounts are so deducted and withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

2.04 Registration Rights. The Buyer shall use its reasonable best efforts to register the resale of the Shares pursuant to an appropriate registration statement with the Securities and Exchange Commission (the “Commission”) in a manner consistent with registration rights granted by the Buyer as of the Closing Date.

ARTICLE 3 - CLOSING

3.01 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Purchased Equity contemplated (the “Closing”) shall take place simultaneously with the execution and delivery of this Agreement.

3.02 Closing Documents.

(a) At Closing, Seller and Company shall deliver to Buyer the following: (i) all consents and third-party approvals, which are required for the consummation of the transactions contemplated hereunder, including but not limited to resolutions adopted by the Company approving the transactions contemplated hereby, (ii) the resignation, effective as of the Closing, of each officer, director, and manager (in their capacity as such), of the Company, (iii) a good standing certificate for the Company from its jurisdiction of organization and each jurisdiction in which the Company is qualified to do business as a foreign entity, in each case, dated as of within five (5) Business Days prior to the Closing Date, (iv) a properly completed and duly executed IRS Form W-9 from Seller and the Company, (v) all books and records and other property of the Company in Seller’s possession or under Seller’s control, (vi) good and valid title to Purchased Equity, free and clear of all Encumbrances, together with duly executed instruments evidencing the assignment of the Purchased Equity, and (vii) any other documents reasonably requested by Buyer to effect the transactions contemplated by this Agreement or to effect the enjoyment, application, registration, or recordation of any of the Purchased Equity.

(b) At Closing, Buyer shall deliver to Seller the following: (i) the Closing Date Payment and (ii) any other documents reasonably requested by Seller to effect the transactions contemplated by this Agreement.

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES

4.01 Seller’s Representations and Warranties. Seller and Owners, jointly and severally, represent and warrant as follows:

(a) Organization; Power and Authority; Legal Capacity. The Company is an entity duly created, formed or organized, validly existing and in good standing under the Laws of the jurisdiction of its creation, formation or organization and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. The Company possesses all requisite power and authority necessary to own and operate its properties, to carry on its businesses, to execute and deliver this Agreement, if applicable, and the other transaction documents to which it is a party and to carry out the transactions contemplated hereby and thereby. Company has made available to Buyer true, correct and complete copies of the Company’s governing documents which reflect all amendments made thereto. The Company is not in default under or in violation of any provision of its governing documents. The Owners possesses all requisite power, authority, and legal capacity necessary to execute and deliver this Agreement and the other transaction documents to which the Owners are a party and to carry out the transactions contemplated hereby and thereby.

(b) Capitalization. The equity capitalization of the Company is as set forth on Schedule 4.01(b). The members set forth on such schedule have good and valid title to the membership interests of the Seller free and clear of any Lien. The membership interests were issued in compliance with applicable Laws. The membership interests were not issued in violation of any organizational documents of the Seller or the Company or any other agreement, arrangement, or commitment to which Seller or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person. Neither the Seller nor the Company is a party to any option, warrant, purchase right or other contract or commitment that requires any of them to sell, transfer or otherwise dispose of any membership interests of the Company.

(c) Indebtedness. The Company does not maintain any Indebtedness at the time of Closing.

(d) Authorization; Noncontravention. The execution, delivery and performance of this Agreement and the other transaction documents to which the Seller or the Company are a party have been duly authorized by the Seller and Company, as applicable, and no other act (corporate or otherwise) or other proceeding on the part of the Seller or Company, is necessary to authorize the execution, delivery or performance of this Agreement and the other transaction documents to which such Person is a party and the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by the Seller and the Company and constitutes a valid and binding obligation of each of them enforceable in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law) (such limitations, the “Enforceability Limitations”), and each of the other transaction documents to which the Seller, or the Company is a party, when executed and delivered by the Seller or Company, as applicable, in accordance with the terms hereof and thereof, shall each constitute a valid and binding obligation of such Person, enforceable in accordance with its respective terms, except as may be affected by the Enforceability Limitations. Seller has full power and authority to convey good and marketable title to all of the Purchased Equity, and upon the consummation of the transactions contemplated hereby, Buyer will receive good and marketable title to such Purchased Equity, free and clear of all Encumbrances.

(e) The execution and delivery by the Seller and Company of this Agreement and all of the other transaction documents to which each of them is a party and the fulfillment of and compliance with the respective terms hereof and thereof by the Seller or Company do not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Encumbrance upon the Purchased Equity or any assets of the Company pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action of or by or notice or declaration to, or filing with, any third party or any Governmental Authority, the Company’s governing documents, or any Law to which the Seller or Company is subject, or any material contract, permit, order, judgment or decree to which the Seller or Company are subject.

(f) Absence of Undisclosed Liabilities. The Company has not, and the Company will not have, any obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether known or unknown, whether due or to become due and regardless of when or by whom asserted) arising out of any transaction entered at or prior to the Closing, or any action or inaction at or prior to the Closing, or any state of facts existing at or prior to the Closing.

(g) No Material Adverse Effect. Since December 31, 2024, there has occurred no fact, event or circumstance which has had, or would reasonably be expected to have, a Material Adverse Effect.

(h) Absence of Certain Developments. Since December 31, 2024, (i) the Company has conducted its business in the ordinary course of business, and (ii) the Company has not:

(i) amended its governing documents;

(ii) split, combined, exchanged or reclassified any of its Membership Interests;

(iii) issued any notes, bonds or other debt securities or any Membership Interests or any securities or rights convertible, exchangeable or exercisable into any Membership Interests;

(iv) declared or paid any dividends or distributions on or in respect of any of its Membership Interests or redeemed, purchased or acquired any of its Membership Interests;

(v) incurred, assumed or guaranteed any Indebtedness;

(vi) mortgaged or pledged any of its properties or assets (including any Intellectual Property) or subjected them to any Lien;

(vii) acquired any material tangible or intangible assets, except in the ordinary course of business;

(viii) sold, assigned, transferred, leased, licensed (or sublicensed), or otherwise encumbered any of its material tangible or intangible assets, except in the ordinary course of business, or canceled any material debts or claims;

(ix) sold, assigned, transferred, leased, licensed (or sublicensed), granted any other rights under, encumbered, or otherwise disposed of any Intellectual Property (except, in each case, for any nonexclusive licenses (or sublicenses) granted to customers or vendors in the ordinary course of business), disclosed to any Person (other than to Buyer and its Affiliates), or allowed to fall into the public domain, any material Confidential Information, or abandoned or permitted to lapse any Intellectual Property;

(x) modified, amended, extended, terminated or entered into any labor agreement or (ii) recognized or certified any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company;

(xi) implemented or announced any facility or plant closings, layoff of employees, or other actions that that could implicate the WARN Act;

(xii) waived or released any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

(xiii) suffered any extraordinary losses or waived any rights of material value (regardless of whether in the ordinary course of business) in excess of $50,000 in the aggregate;

(xiv) delayed or postponed the payment of any accounts payable or commissions or any other liability or agreed or negotiated with any party to extend the payment date of any accounts payable or commissions or any other liability or accelerated the collection of (or discounted) any accounts or notes receivable, in each case other than in the ordinary course of business;

(xv) made commitments for capital expenditures that aggregate in excess of $50,000;

(xvi) made any loans or advances to, guaranties for the benefit of, or any Investments in, any Person;

(xvii)  suffered any damage, destruction or casualty loss exceeding in the aggregate $50,000, whether or not covered by insurance;

(xviii) made any change in any method of accounting or accounting policies or made any write-down in the value of its Inventory that is material or that is other than in the usual, regular and ordinary course of business or reversed any accruals (regardless of whether in the ordinary course of business);

(xix) made or changed any tax election, adopted or changed any tax accounting method, changed any annual tax accounting period, filed any amended tax return, entered into any tax closing agreement, settled any tax claim or assessment, surrendered any right to claim a refund of taxes, consented to any extension or waiver of the limitations period applicable to any tax claim or assessment, or failed to pay any tax that became due and payable (including estimated tax payments);

(xx) acquired, by merger or consolidation with, or by purchase of all or a substantial portion of the assets or equity of, or by any other manner, any business or any Person or any division thereof, or entered into any joint venture, partnership or other similar arrangement for the conduct of its business, or making of any Investment in, or any loan to, any other Person;

(xxi) adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filed a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law;

(xxii) entered into any agreement or arrangement prohibiting or restricting it from freely engaging in any business or otherwise restricting the conduct of its business anywhere in the world;

(xxiii) made any purchase of Inventory outside the ordinary course of business or changed the Company’s Inventory purchasing practices; or

(xxiv) agreed, whether orally or in writing, to do any of the foregoing.

(i) Purchased Equity.

(i) Title to Purchased Equity. Seller has good and marketable title to, or, in the case of property held under a lease or license, an enforceable leasehold interest in, or right to use, the Purchased Equity, none of which is subject to any lien, mortgage, pledge, security interest, encumbrance, adverse claim, or charge of any kind. The Purchased Equity comprise all of the assets, properties, and rights of every type and description, whether real or personal, tangible or intangible, used in or necessary, to conduct the Seller’s Business as currently conducted.

(ii) Condition of Purchased Equity. The Purchased Equity are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property, and assets necessary to conduct the Business as currently conducted.

(iii) Customer and Suppliers. There is no current or threatened dispute between Company and any of its customers or suppliers.

(j) Taxes. Company has paid all taxes, license fees, or other charges, levied, assessed, due or imposed upon it or any of the Purchased Equity, and all tax returns and reports relating to Company which are required by any taxing authorities have been timely filed, all of which were true, correct and complete in all respects and were prepared in compliance with all applicable laws, and all taxes (whether or not shown on any tax return), including sales, property, excise, use, and withholding, have been paid. No claim has ever been made by an authority in a jurisdiction where the Company does not file tax returns that the Company is or may be subject to taxation by or required to file tax returns in that jurisdiction. The Company has deducted, withheld and timely paid to the appropriate governmental authority all taxes (including without limitation sales and use, social security and unemployment insurance taxes) and other amounts required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, partner or other third party, and the Company has complied with all related reporting and recordkeeping requirements, including the proper completion and timely filing of all Forms W-2 and 1099. There is no action or proceeding concerning any liability for taxes or tax return of the Company or with respect to the Purchased Equity pending, being conducted, claimed, raised or threatened by a governmental authority.

(k) Real Property. Company does not own or lease and has never owned or leased any real property.

(l) Compliance. Company is not, nor has been in the five years prior to this Agreement, in breach or violation of, or default under, any law (including in connection with the employment and termination of the employment of any person and all environmental laws) applicable to the Company. The Company has at all times been duly granted and has maintained all permits and licenses under all laws necessary for the conduct of the business and the ownership, use, and operation of the Purchased Equity. All such permits and licenses are valid and in full force and effect, and the Company is not, and has not been in the five years prior to this Agreement, in breach or violation of, or default under, any such permit or license.

(m) Litigation; Orders. There is no, and has not been in the five years prior to this Agreement, any, action, proceeding, suit, or litigation pending or threatened by or against the Seller or Company (as it relates to the Business) or to which the Seller or Company (as it relates to the Business) is a party (either as plaintiff or defendant) or to which the Purchased Equity are subject. No order has been issued which is applicable to the Company or the Purchased Equity.

(n) Intellectual Property.

(i) Company solely and exclusively owns and possesses all right, title, and interest in and to, the Intellectual Property, excluding any Third-Party Components and Open Source Software, that is necessary for the conduct of the Business as presently conducted, free and clear of any and all liens, encumbrances, or the like, or otherwise has a valid license to all the Intellectual Property necessary for the conduct of the Business as presently conducted (collectively the “Acquired Intellectual Property”). During the five years prior to the date of this Agreement, the Company has not received any written charge, complaint, claim, demand, or notice alleging any interference, infringement, misappropriation, or violation of a third party’s intellectual property. No loss or expiration of Acquired Intellectual Property is reasonably foreseeable. Company is not bound by any outstanding judgment, injunction, order, or decree restricting the use of the Acquired Intellectual Property or restricting the licensing thereof to any Person or entity. All of the Acquired Intellectual Property is valid, subsisting, and in full force and effect. With respect to any registered Acquired Intellectual Property (if any), Company has paid all maintenance fees and made all filings required to maintain Company’s ownership thereof. Company’s prior and current operation of the Business, including, without limitation, all prior and current use of the Acquired Intellectual Property has not and does not infringe, dilute, misappropriate, or otherwise violate (collectively, “Infringe,” “Infringing,” or “Infringement”) the Intellectual Property of any Person or entity and there are no claims pending or threatened by any Person or entity with respect to any alleged Infringement or the ownership, validity, enforceability, effectiveness, or use of the Acquired Intellectual Property. No Person or entity is, or has ever been, Infringing any of the Acquired Intellectual Property, and neither Seller nor Company nor any affiliate of Company has made or asserted any claim, demand, or notice against any Person or entity alleging any such Infringement.

(ii) The Acquired Intellectual Property owned by Company immediately prior to Closing will be owned and available for use by Buyer on identical terms and conditions immediately after Closing. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby do not constitute a breach of any instrument or agreement governing any Acquired Intellectual Property, do not cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Acquired Intellectual Property, or impair the right of Company to use, sell, or license any Acquired Intellectual Property or any portion thereof. Company has used commercially reasonable measures to maintain the secrecy, confidentiality, and value of all Trade Secrets in the possession of or under the control of Company, including all Trade Secrets included in the Acquired Intellectual Property. Company has required all employees, directors, officers, consultants, contractors, agents, and other Persons with access to such Trade Secrets to execute valid and binding written agreements requiring them to maintain the confidentiality of such Trade Secrets and use such information only for the benefit of Company. No employee, director, officer, consultant, contractor, or agent of Company, or any other Person with access to such Trade Secrets has disclosed or has been allowed to disclose any such Trade Secrets to any third Person. All current and former employees, consultants, contractors, and agents of Seller who contributed any Intellectual Property to the Acquired Intellectual Property, have executed valid and binding written agreements that irrevocably assign to Company all of such Person’s respective rights relating to such Intellectual Property.

(iii) The Business has not incorporated combined, linked, embedded, distributed, or otherwise provided any Third-Party Components or Open Source Software, in each case, in a manner or relation that has or would require, or that conditions any rights to use such Third-Party Components or Open Source Software upon: (i) the disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form); (ii) a requirement that any other licensee of the Software be permitted to make derivative works or, or reverse-engineer any such Software; (iii) a requirement that such other Software be redistributable by other licensees; (iv) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge or minimal charge; or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software). Company is and has been in compliance with all obligations under any agreement pursuant to which the Business has obtained the right to use any third party Software, including Third-Party Components and Open Source Software.

(iv) The Company Systems are (i) sufficient for the immediate and future needs of the Business, and (ii) are in sufficiently good working condition to effectively perform all information technology operations and include a sufficient number of license seats for all Software as necessary for the operation of the Business. There have been no failures, breakdowns or continued substandard performance which have caused or would be reasonably expected to cause any substantial disruption or interruption in or use of the Company Systems. Company uses reasonable efforts to (x) protect the confidentiality, integrity and security of the Company Systems and all information stored or contained therein or transmitted thereby from any theft, corruption, loss or unauthorized use, access, interruption, or modification by any Person including becoming infected by viruses, Trojan horses, and other malicious code, and (y) to provide for the security, continuity and integrity of the Company Systems such that all Company Systems are fully functional and operate and run in a reasonable and efficient business manner in all material respects. The Company Systems are (A) free from any virus or malware and (B) free from any programming, design or documentation error, defects, corruption or technical issues that would cause such Company Systems not to perform in all material respects in accordance with their specifications or any descriptions of their intended functionality. Company maintains commercially reasonable disaster recovery and business continuity plans, procedures and facilities in connection with the operation of the Business and acts in compliance therewith.

(v) The Business is in material compliance with, and has been in compliance with, all Data Security Requirements in all material respects. Company (i) engages and has engaged in data processing (and causes third parties to engage in data processing) only with respect to such third party and customer data as it is authorized to so engage by law and pursuant to the terms of its applicable contracts, and (ii) has implemented reasonable safeguards to prevent unauthorized use or disclosure of such data. Company and such third parties have, with respect to all such third party data that is subjected to any data processing directly or indirectly in connection with the Business or any Company Software, all rights necessary to conduct the operation of such businesses as then currently conducted. Company has not received any communication from any Person from whom it acquires, purchases, is provided, or engages in any other business relationship with respect to, any such data.

(vi) There have been no Security Incidents with respect to any Company Systems, personal data, or Company Software, or that is otherwise material to the Business, and the Company has not provided and is not obligated to provide any notice under any Data Security Requirements regarding any Security Incident or other actual or suspected unauthorized access to or use of any such Company System, personal data, Intellectual Property, or Company Software. The consummation of the transactions contemplated hereby will not result in any liabilities in connection with any Data Security Requirements.

(o) Contracts. Other than as set forth on Schedule 4.01(o), there are no contracts or agreements to which the Company is a party or by which the Seller or its properties or assets are bound. The Company has delivered to the Buyer true, accurate and complete copies of each Contract, in each case, as amended or otherwise modified and in effect. Each Contract is enforceable against each party thereto and is in full force and effect. Neither Company nor any other party thereto is in breach or violation thereof, or default thereunder, or has repudiated any provision thereof.

(p) Independent Contractors. All independent contractors (and all other independent contractors who have previously rendered services to Company or any predecessor entity) have in the past and continue to be legally, properly and appropriately treated as non-employees for all federal, state, local and foreign tax purposes, as well as all ERISA and other employee benefit purposes. There has been no determination by any governmental authority that any such independent contractor constitutes an employee of Company. Company is in compliance in all material respects with all federal, state and municipal laws with respect to the engagement of independent contractors, including provisions related to wages, hours, overtime exemption classification, independent contractor classification, leaves of absence, equal opportunity, nondiscrimination, equal pay, employee privacy rights, retaliation in employment, immigration, occupational health and safety, workers’ compensation, collective bargaining and the payment of social security and other taxes, and termination of employment. Company does not offer and has never offered employee benefits. Company has at all times properly and timely paid all independent contractors and there is no pending dispute (or threatened dispute) between Company and any independent contractors.

(q) Representations Complete. None of the representations or warranties made by Seller or Company herein or in any exhibit or schedule hereto, or in any certificate furnished by Seller or Company pursuant to this Agreement, when all such documents are read together in their entirety, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in the light of the circumstances under which such statements were made, not misleading. The representations and warranties made by the Seller and Company in this Section 4.01 are the exclusive representations and warranties made by the Seller and Company with respect to the Seller, the Company and the Business. Except for the representations and warranties contained in this Section 4.01 (including in any exhibit or schedule hereto, or in any certificate furnished by Seller or the Company pursuant to this Agreement), Seller and Company have not made and makes no other express or implied representation or warranty, either written or oral, on behalf of Seller or Company, including any representation or warranty as to any other information provided by Seller or Company or as to future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law. Notwithstanding the foregoing, Seller and Company represent and warrant that none of the documents or information provided by Seller or Company to Buyer in connection with Buyer’s financial, legal, or due diligence review contain any material statement of fact that Seller or Company know to be false, and neither Seller nor Company have knowingly omitted any material fact, nor made any intentional misrepresentations or fraudulent statements regarding any of the foregoing information.

(r) Brokers’ Fees. Neither Seller nor Company have any liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

4.02 Buyer’s Representations and Warranties. Buyer represents and warrants as follows: Buyer is a corporation duly organized and existing according to the laws of the State of Delaware and Buyer has all necessary power and authority to enter into and carry out this Agreement, which has been duly authorized by all necessary parties. Buyer has the right, power, and authority to enter into, and perform its obligations under this Agreement, this Agreement has been duly executed and delivered by Buyer, and this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

ARTICLE 5 - POST-CLOSING COVENANTS

5.01 Confidentiality; Non-disparagement. Seller and Company agree not to disclose to any other person or use any Confidential Information, except as required by applicable securities or other laws. In the event that Seller and Company are required in any legal proceeding, interrogatory, subpoena, civil investigation, or similar process to disclose any Confidential Information, Seller or Company will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5.01. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller or Company are, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Seller or Company may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller or Company shall use his, her, or its best efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate. The Company and the Seller and the Buyer each agree, following the date hereof, not to, and shall direct their affiliates and their respective managers, officers, employees, and agents not to, disparage or criticize any other party hereto or any of their respective affiliates, their management or their products or services, and not to otherwise do or say anything that could disrupt the good morale of employees of any other party hereto or any of their respective affiliates or harm the interests or reputation of such party or any of their affiliates. Notwithstanding anything to the contrary herein, this Section 5.01 shall not apply to (i) truthful statements made in connection with legal proceedings or regulatory disclosures, (ii) ordinary course internal business communications, or (iii) responses to direct inquiries by investors, advisors, or media where required by fiduciary obligations. This Section 5.01 provisions shall remain in effect for a period of two (2) years following the Closing Date.

5.02 Prohibition on the Use of Name. From and after the Closing Date, Seller shall not use, and shall cause all of their affiliates following the Closing to cease using, directly or indirectly, the name “VICE CRM” or any derivatives thereof or any names similar thereto.

5.03 Tax. All transfer, documentary, sales, use, stamp, registration and other similar taxes, and any conveyance fees or recording charges incurred in connection with the transactions contemplated by this Agreement, will be paid by Buyer when due. Buyer will file all necessary tax returns and other documentation with respect to all such taxes, fees and charges. If any governmental authority asserts that Seller is liable for any tax, Seller will promptly pay all such amounts and will provide evidence to Buyer that such liabilities have been paid in full or otherwise satisfied. Notwithstanding anything to the contrary, in no event shall Seller or any Owner be responsible for any taxes imposed on Buyer based on its income, capital gain, or gain recognition resulting from the transactions contemplated herein.

ARTICLE 6 - INDEMNIFICATION

6.01 Indemnification of Buyer. Seller and Company, jointly and severally, agree to indemnify, defend and hold harmless Buyer, each of its subsidiaries and each of their respective affiliates, and their respective stockholders, members, managers, directors, officers, employees, agents, representatives, successors and assigns from and against any and all losses, liabilities, claims, costs and expenses (including reasonable attorney’s fees) (collectively, “Losses”) arising from or in connection with any action that constitutes fraud, bad faith or willful misconduct and that is: (i) any misrepresentation made by Seller or Company in this Agreement or any other agreement executed in connection with this transaction, (ii) the breach by Seller or Company of any representation, warranty, covenant or other agreement made in this Agreement.

6.02 Indemnification of Seller. Buyer agrees to indemnify, defend and hold harmless Seller, its affiliates and their respective permitted successors and assigns from any and all Losses arising from or in connection with any action that constitutes fraud, bad faith or willful misconduct and that is: (i) any misrepresentation made by Buyer in this Agreement or any other agreement executed in connection with this transaction, (ii) the breach by Buyer of any representation, warranty, covenant or other agreement under this Agreement or any other agreement executed in connection with this transaction.

6.03 Survival. Except for the Fundamental Representations and claims arising from fraud or willful misconduct, the representations and warranties contained in Articles IV and V of this Agreement shall survive for a period of one (1) year following the Closing Date. The representations and warranties of Seller contained in Sections 4.01 (a), (b), (c), (d), (i)(i), (i)(ii), (j), and (l) (the “Fundamental Representations”) shall survive for their applicable statute of limitations plus a period of sixty (60) days thereafter. Claims for indemnification based on representations and warranties must be made in writing and delivered to the indemnifying party prior to the expiration of the applicable survival period.

6.04 Limitations. In no event shall any indemnifying party be liable for any punitive, indirect, special, incidental, or consequential damages, or for any lost profits, diminution in value, or multiple-based damages, except to the extent such damages are the direct and foreseeable result of a breach of this Agreement.

6.05 Recovery. Subject to the limitations in Section 6.04, with respect to any claim for indemnification hereunder Buyer may seek, at its election, payment from (i) the Holdback Shares or (ii) from the Seller and/or the Company in cash, by wire transfer of immediately available funds to the account or accounts designated by the Buyer.

6.06 Remedies. The rights of each indemnified person under this Article 6 are cumulative, and each such person will have the right to enforce any provision of this Article 6 without regard to the availability of another remedy. All payments made pursuant to this Article 6 shall, to the extent permitted by applicable law, be treated for tax purposes as an adjustment to the purchase price. Buyer shall have the right to withhold and set off against any amount or consideration otherwise due to be paid to Seller or Company pursuant to this Agreement.

ARTICLE 7 - MISCELLANEOUS

7.01 Further Actions. Following Closing, each of the Parties shall, and shall cause their respective Affiliates, employees, contractors, consultants, agents, and representatives to, take such actions, and execute and deliver such other and further actions and documents, instruments, conveyances, and assurances as may be required or desirable in order to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

7.02 Notice. Any notice, demand, request, or other communication required or permitted under this Agreement shall be in writing and either (i) delivered personally or by messenger or a nationally recognized overnight courier service, (ii) sent postage prepaid by United States Mail, or (iii) sent by electronic copy (receipt confirmed). Except as otherwise specifically provided in this Agreement, the effective date of any notice shall be the date of delivery of the notice, if by personal delivery, messenger, courier service, or electronic transfer, or if mailed, on the third business day after depositing in the United States mail, as the case may be. Notices shall be addressed as follows except as otherwise specified in this Agreement or as modified by notice given in accordance with this Section:

If to Buyer:	If to Seller:

SpringBig Holdings, Inc. 621 NW 53rd Street, Ste. 500 Boca Raton, Florida 33487 Attn: Jason Moos Email: [* * *]	VICE CRM, LLC c/o Jaret Christopher [* * *] Shrewsbury, Massachusetts 01545 Email: [* * *]
with a copy to:

Benesch, Friedlander, Coplan & Aronoff LLP 1301 Avenue of the Americas, Sixth Floor New York, New York 10019 Email: arawoof@beneschlaw.com Attn: Aslam Rawoof or such other address as any party may designate by notice given in accordance with this Section.

7.03 Assignment. The terms, provisions, covenants and conditions of this Agreement shall bind and benefit the Parties hereto and their respective successors and assigns. For the avoidance of doubt, in the event that Buyer is acquired by a third party (whether through merger, stock sale or a sale of substantially all of Buyer’s assets), such third party shall assume Buyer’s payment obligations to Seller as set forth in Article 2. Neither Seller nor the Company may assign, delegate, or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the Buyer. Buyer shall be permitted to assign any right or obligation contained herein without the prior written consent of Seller or Company, provided such assignee assumes Buyer’s payment obligations to Seller as set forth in Article 2. Except as expressly provided herein, this Agreement is for the sole benefit of the parties and their successors and permitted assigns and nothing herein will give or be construed to give any person, other than the parties and such successors and assigns, any rights hereunder. For the avoidance of doubt, any indemnified person pursuant to Article 6 that is not party hereto is intended to be an express third party beneficiary of this Agreement.

7.04 Counterparts. This Agreement may be executed in two or more counterparts, each of which, when so executed and delivered, shall be an original instrument, but such counterparts, together, shall constitute a single agreement.

7.05 Entire Agreement and Amendments. This Agreement contains the entire understanding of the Parties hereto with respect to the subject matter contained herein and may be amended only by a written instrument executed by all of the Parties hereto or their respective heirs, successors, personal representatives and assigns. There are no restrictions, promises, warranties, covenants or undertakings other than those expressly set forth herein. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, each Party intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

7.06 Joint Drafting Effort. Each party hereto agrees that this Agreement reflects the joint drafting efforts of the Parties, and that no rule of construction or interpretation regarding any alleged ambiguities in this Agreement shall be applied against any party.

7.07 Prevailing Party’s Court Costs and Attorneys’ Fees. In the event that a dispute arises regarding any term, performance or enforcement of this Agreement, the substantially prevailing party shall be entitled to an award of court costs, reasonable attorneys’ fees, and expenses against the non-prevailing party.

7.08 Governing Law. This Agreement and the respective rights and obligations of the parties hereunder, shall be construed under and be governed by the laws of the State of Delaware without regard to principles of conflict of laws. Any action, claim or proceeding brought by any party hereunder shall be commenced exclusively in the state courts of the State of Delaware or the United States District Court located in the State of Delaware, and the parties hereto each hereby irrevocably and unconditionally consent to the exclusive jurisdiction and venue of such courts in any action, claim or proceeding brought under this Agreement.

7.09 Waiver of Jury Trial. Each Party irrevocably and unconditionally waives any right to a trial by jury and agrees that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the Parties irrevocably to waive its right to trial by jury in any action, claim or proceeding.

7.10 Validity and Severability. If any term, part or provision of this Agreement is held by a court to be invalid, illegal or in conflict with any law, the validity of the remaining portions or provisions shall not be affected, and the rights, obligations and covenants of the undersigned parties shall be construed and enforced as if the Agreement did not contain the particular term, condition, part or provision held to be unlawful.

7.11 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the Parties agrees that, without posting bond or other undertaking, the other Parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each Parties further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

ARTICLE 8 - DEFINITIONS

8.01 For the purposes of this Agreement, the following terms have the meanings set forth below:

(a) “Confidential Information” shall mean any information concerning the Business and affairs of Seller or the Purchased Equity not already generally available to the public, as well as the terms and conditions of this Agreement or the transactions contemplated by this Agreement other than Seller’s professional advisors, investors and affiliates.

(b) “Company Software” means all Software and other products, including any of the foregoing currently in development, from which the Business has derived, is currently deriving or expects or plans to derive, revenue from the sale, license, maintenance or provision thereof, in each case directly or indirectly.

(c) “Company Systems” means any and all information technology systems or components used by or on behalf of Seller (whether leased, licensed, outsourced or owned), including hardware, Software, databases, and networking or communications systems or equipment.

(d) “Data Security Requirements” means any and all of the following to the extent relating to data processing or otherwise relating to privacy, security, or security breach notification requirements and applicable to the Business or to any of the Company Systems or any Business data: (i) the Seller’s own rules, policies, and procedures (including any internal or external-facing privacy policies); (ii) all applicable laws (including, as applicable, the General Data Protection Regulation (GDPR (EU) 2016/679) and the California Consumer Privacy Act); (iii) industry standards applicable to the industry in which the business operates and the Payment Card Industry Data Security Standard (PCI DSS); and (iv) contracts into which Seller has entered or by which it is otherwise bound.

(e) “Governmental Authority” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity or Person exercising executive, legislative, judicial, regulatory or administrative functions of government or any agency or department or subdivision of any governmental authority, including the United States federal government or any state or local government, or any arbitrator or other arbitral body (public or private).

(f) “Indebtedness” means, with respect to any Person at any date, without duplication, (a) all obligations of such Person for borrowed money or in respect of loans or advances, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities of any kind or nature, (c) all obligations in respect of letters of credit, surety bonds, performance bonds and bankers’ acceptances or similar arrangements issued for the account of such Person, (d) all obligations arising from deferred compensation arrangements and all obligations arising out or in respect of outstanding severance obligations and unpaid bonuses or commissions, together with the employer’s portion of any employment or payroll taxes related thereto (without regard to any deferral available under the CARES Act or any Payroll Tax Executive Order), (e) all obligations required to be recorded as capital or finance leases in accordance with GAAP as of the date of determination of such Indebtedness or any obligations related to leases that are recorded as capital or finance leases in the Financial Statements (disregarding for purposes of this clause the effect of ASC 842), (f) all obligations for the deferred or unpaid purchase price of property, assets, securities or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise (including all deferred purchase price liabilities, “earn-outs” and similar payments or obligations related to past acquisitions, calculated at the maximum amount payable thereunder), (g) all unpaid Income Taxes of such Person in respect of any pre-closing tax period (including the portion of any straddle period ending on or before the Closing Date), regardless of whether then due and owing, which shall not be less than zero in any jurisdiction and shall not include any offsets or reductions with respect to Tax refunds, but which shall take into account any payments of estimated Tax to the extent made prior to the Closing Date and which would reduce any such unpaid Income Taxes in the relevant jurisdiction for the relevant taxable period, (h) all unpaid “applicable employment taxes” or other payroll taxes deferred pursuant to the CARES Act or the Payroll Tax Executive Order, (i) any liabilities to fund, contribute to, or maintain a 401(k) or profit-sharing plan or any obligation under or pursuant to any unfunded or underfunded defined benefit plan or similar plan or arrangement or any self-insured liabilities for worker’s compensation, health and welfare obligations or other matters, (j) all obligations for any overpayments, billing and fee reconciliations and demands therefor owing to third parties, (k) all obligations under any interest rate, commodity or foreign exchange rate swap, forward contract or other hedging arrangements; (l) declared but unpaid dividends or distributions, (m) all obligations due to equityholders or Affiliates of such Person or payable to third parties for the benefit of any Affiliates of such Person (including, for the avoidance of doubt, any accrued and unpaid property taxes); (n) all Guaranties in connection with any of the foregoing, (o) all obligations in respect of accrued and unpaid interest on and any fees, prepayment premiums, penalties make-whole payments, unfavorable Section 481(a) adjustments, and other similar fees, expenses or payments related to any of the foregoing, (p) all prepaid customer payments, customer overpayments, customer deposits or other advances of monies by customers, accruals and accounts payable related to Stephenson and Brooks (workers compensation), and external accountants (q) all accounts payable related to the purchase of the forklift and (r) accrued vacation and other PTO for employees.

(g) “Intellectual Property” means any and all intellectual property rights in any jurisdiction throughout the world, by whatever name or terms known or designated, tangible or intangible, whether arising by operation of law, contract, or otherwise, including, without limitation: (i) trademarks, service marks, trade dress, trade style, fictional business names, trade names, commercial names, certification marks, collective marks, and other proprietary rights to any words, names, slogans, symbols, logos, devices, identifiers, or combinations thereof used to identify, distinguish, or indicate the source or origin of goods or services, registrations, renewals, applications for registration, equivalents or counterparts of the foregoing, and the goodwill of the business associated with each of the foregoing; (ii) works of authorship (whether copyrightable or not) and copyright rights, including all applications and registrations related to the foregoing; (iii) trade secrets, confidential know-how, and other confidential information, including the Confidential Information (collectively, “Trade Secrets”); (iv) patents and patent rights, including all provisional applications, priority and other applications, divisionals, continuations (in whole or in part), extensions, reissues, reexaminations or equivalents or counterparts of any of the foregoing; (v) websites and internet domain name registrations and all proprietary social media identifiers of any social media sites, along with other account and profile information and all administrator rights (including login information and passwords) for all third party social media sites, channels, pages, groups, blogs, and lists, as well as all content uploaded or posted to such sites, and all follower, subscriber, and contact lists, together with all goodwill associated with any of the foregoing; (vi) software or source code; (vii) rights of privacy and publicity; and (viii) other intellectual property and related proprietary rights, interests, and protections (including all rights to sue and recover and retain damages, costs, and attorneys’ fees for past, present, and future infringement and any other rights relating to any of the foregoing).

(h) “Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any changes in applicable Laws or accounting rules, including GAAP; (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; (viii) any natural or man-made disasters or acts of God; or (ix) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred).

(i) “Open Source Software” means any Software (including any source code components, applications, plug-ins or libraries) that is licensed pursuant to (i) any license that is a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses (or successor URL); or (ii) distributed as “Open Source Software” or “freeware” or is otherwise distributed publicly or made generally available in source code form under terms that permit modification and redistribution of such software. Open Source Software includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, GNU Affero GPL, MIT license, Eclipse Public License, Mozilla License, CDDL, Common Public License, Netscape Public License, Apache License, BSD License, Artistic License, Server Side Public License or Sun Community Source License.

(j) “Person” means any individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

(k) “Security Incident” means any actions that result in an actual, suspected or threatened cyber or security incident that could have an adverse effect on a Company System, any personal data, or any data or confidential information of the Business or any of its customers or third-party suppliers (including any of the foregoing processed by any Company System), including incidents of security breaches or intrusions, denial of service, unauthorized use, disclosure, or access to, or destruction of, any of the foregoing.

(l) “Software” means any and all (i) computer programs of any kind (and in any form, including source code, object code or executable code), including applications, mobile applications, web- or browser-based applications, interfaces, engines, tools, utilities, scripts, firmware, and software implementations of algorithms, models, and methodologies, and (ii) related documentation, in each case ((i) and (ii)), together with all rights therein.

(m) “Third-Party Components” means, with respect to Company Software, all of the following that are not exclusively owned by the Seller: (i) Software that is used in, incorporated into, combined with, linked with, distributed with, provided to any Person as a service in connection with, provided via a network as a service or application in connection with, or made available with, such Company Software, including any Software that is referenced or required to be present or available (including available via another machine connected directly or through a network) in such Company Software for such Company Software to properly function in accordance with its specifications, or Software from which any such Company Software inherits, links, or otherwise calls functionality (including libraries or other shared-source repositories), and (ii) Intellectual Property that are embodied in such Company Software.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:

VICE CRM LLC

By:	/s/ Jaret Christopher
Name:	Jaret Christopher
Title:	Chief Executive Officer

OWNERS:

/s/ Jaret Christopher
Jaret Christopher

/s/ David Schachter
David Schachter

/s/ Luis Aristides Diaz Madrid
Luis Aristides Diaz Madrid

BUYER:

SPRINGBIG HOLDINGS, INC.

By:	/s/ Jason Moos
Name:	Jason Moos
Title:	Chief Financial Officer

EXHIBIT A

CLOSING DATE PAYMENT ALLOCATION
Owner	Shares
Jaret Christopher	772,133
David Schachter	181,117
Luis Aristides Diaz Madrid	238,313
TOTAL	1,191,563

HOLDBACK SHARES ALLOCATION
Owner	Shares
Jaret Christopher	1,191,563
TOTAL	1,191,563